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                                                                   EXHIBIT 10.45
                                                CONFIDENTIAL TREATMENT REQUESTED




                        Manufacturing Supply Agreement


                              -----------------

                                BIOFIELD CORP.

                            ---------------------


                               October 29, 1996





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                                SUPPLY AGREEMENT


This Agreement and all attachments (called the "Agreement") is made by Biofield Corp. ("Buyer"), a Delaware corporation with its principal place of business at 1225 Northmeadow Parkway, Suite 120, Roswell, Georgia 30076 and SeaMED Corporation, ("Contractor"), a Washington corporation with its principal place of business at 14500 NE 87th Street, Redmond, Washington 98052.

Whereas, Buyer has developed proprietary and patented medical devices for the diagnosis, screening and monitoring of disease and other medical and biological conditions through the measurement of voltaic direct current electropotentials.

Whereas, the Contractor has the facilities and expertise to design, manufacture, test and distribute electronic devices in accordance with current Good Manufacturing Practices ("cGMP") as promulgated by the United States Food and Drug Administration ("FDA").

Whereas, Buyer desires to engage the services of Contractor for the production and ongoing maintenance of the Product as hereinafter defined (and other related electronic assemblies as may be specified in the future);

In consideration of their mutual promises and covenants, Buyer and Contractor agree as follows:

I.       DEFINITIONS

         A. "Product" shall be defined as the Biofield Diagnostic Device or Biofield Screening Device the functional specifications of which are attached to this agreement as Attachments A-1 and A-2. "Product" shall also include modifications that take advantage of expansion capability within the devices described in A-1 and A-2 and used in the detection of Breast Cancer.

         B. "Qualification Testing" shall be defined as the systematic process of comparing the actual operation of production units of the Product to the Buyer's functional and engineering specifications (Attachment A-3) utilizing the qualification test plan and procedures mutually agreed to in writing by Contractor and Buyer.

         C. "Verification Testing" shall be defined as the systematic process of comparing the actual operation of engineering prototype units of the Product to the functional and engineering specifications.

         D. "Medical Device Reporting ("MDR") shall be defined as any event associated with the use of the Product which is required to be reported to the FDA in accordance with 21 CFR Part 803.

         E. "Device Master Record" ("DMR") shall be defined as the file containing all pertinent records relative to design, specifications, formulations, complete manufacturing procedures and quality assurance requirements relative to production of the Product and its subassemblies.

         F. "Device History Record" ("DHR") shall be defined as the compilation of records containing the complete production / maintenance history of each finished unit of the Product and showing latest revision history, maintenance history and any other records required by the FDA.

         G. "Certificate of Compliance" shall be defined as Contractor's notification that appropriate inspection, testing and approval of the Product (including subassemblies for service) has materially complied with current cGMP, and other functional and engineering specifications established by the Buyer. In addition, the Certificate of Compliance shall state:

                          "The articles comprising this shipment or other delivery by SeaMED to, or in the order of, Biofield Corp., 1225 Northmeadow Parkway, Suite 120, Roswell, Georgia 30076, comply with current cGMPs and Buyer's functional specifications. Further, SeaMED warrants that it has taken no action contrary to the Buyer's formal written direction which of itself would result




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                          in adulteration or misbranding of the product within
                          the meaning of the Federal Food, Drug and Cosmetic
                          Act."

         H. "Buyer's Equipment" shall be defined as capital equipment such as production molds, fixtures or testing equipment purchased for and charged to the Buyer specifically to manufacture or test the Product.

         I. "Product Complaint" shall be defined as any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device.

         J. "Pre-production Product" shall be defined as the fabrication of Products in the manufacturing area under full cGMP control using pre-production released documentation.

         K. "Class III" shall mean the FDA's definition and category for Class III medical devices.

         L. "Non-recurring Engineering" ("NRE") shall be defined as any engineering work that is requested by the Buyer to perform specific Buyer specified tasks. A form of agreement for the costs of such work is annexed hereto as Attachment A-4.

         M. Document changes relating to the Product will be made in accordance with Attachment A-5 (Document Control Agreement).

II.      GENERAL TERMS AND CONDITIONS

         A. This Agreement is a supply agreement whereby the Buyer agrees to purchase at least 50% of its worldwide requirements of all units of the Product, excluding Products manufactured by Asian headquartered firms and sold to end-users in Asia for the Purchase Term; it does not obligate Buyer to purchase any specific quantity but only established the terms and conditions for such purchases if they occur. All such quantities will be specified on Buyer's Purchase Orders issued under the provision of this Agreement and incorporated herein by reference.

         B. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence. Any terms or conditions not covered under this Agreement must be specified on the front of Purchase Orders and must be mutually agreed to by both the Buyer and Contractor.

         C. Buyer may add products to the list of "Products"available for purchase hereunder by adding such products to a Purchase Order this is accepted by Contractor. Such added products shall be deemed "Products" as defined herein as though listed in Attachment A, at the time of executing this Agreement. The price for which such added products shall be available for purchase under this Agreement shall be as stated on such accepted Purchase Orders(s), subject to the provisions of this Agreement. The buyer and Contractor shall amend Attachments to reflect the added Products and relevant pricing.

         D. Buyer and Contractor may utilize resources from a third party engineering services firm when manpower constraints exist or technical issues require expertise outside the scope of either party's project team. Contractor will not be required to work with any third party engineering, manufacturing or consulting services firm that would be considered to be a direct competitor in the development or manufacturing of the Product for buyer. Contractor however agrees to transfer information which is the property of the Buyer if Buyer so requests it.

         E. Payment - Payment for any shipment of Product, if accepted by Buyer, is due thirty (30) calendar days subsequent to the date of invoice for such shipment. Unless otherwise specified or required by law, all prices will be quoted and billed exclusive of federal, state, or local excise, sales, or other similar taxes. Such taxes, where applicable, will appear as additional terms on invoices.




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                                                CONFIDENTIAL TREATMENT REQUESTED

F. Buyer shall supply Contractor with a copy of the sections of the final PMA submission which directly relate to the manufacturing and labeling of the Product.

III.     PURCHASE ORDERS

         A. The term "Purchase Order" shall mean Buyer's written Purchase Order form and any documents incorporated therein by reference.

         B. Acceptance by Contractor is limited to the provisions of this Agreement and any Purchase Order. No additional or different provisions proposed by Buyer shall apply and are hereby rejected. In addition, the parties agree that this Agreement and issued Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract.

IV.      PURCHASE TERM

         A. The term during which Buyer may issue Purchase Orders for Products under this Agreement ("Purchase Term") shall commence on May 15, 1996 and end on May 15, 2001. During the Purchase Term, contractor shall have worldwide manufacturing rights, excluding products manufactured by Asian headquartered firms and sold to end users in Asia, to manufacture a minimum of 50% of all units of the Product produced for Buyer during the Purchase Term, said time period to survive notwithstanding the sale or licensing of Biofield's technology to a third party.

                 This Agreement governs Purchase Orders issued by Buyer during the Purchase Term and any mutually agreed upon extension.

V.       MANUFACTURE

         A. Contractor shall manufacture and supply to buyer the number of units of Products ordered pursuant to the Purchase Order in accordance with Buyer's functional and engineering specifications as validated by the mutually accepted qualification test, cGMPs and ISO. Contractor shall provide to Buyer labels, cartons, and package inserts for each Product, which items shall comply in all material respects with all governmental regulations. Contractor shall include a Certificate of Compliance with each shipment or other delivery of units of Products.

         B. Contractor will not design, develop, manufacture or test products utilizing either Buyer's patented or proprietary technology or any closely allied or related technology for the measurement of voltaic or other electropotentials differentials or electromagnetic fields in vivo as applied to cancer diagnosis and screening or the in vivo measurement of cellular proliferation during the Purchase Term (as defined above) or for a period of five years after the termination of the Agreement.

VI.      PRODUCT PRICING

         A. PREPRODUCTION PRICING will be on a fixed price basis of XXXXX per Pre-production Product, (excluding the patient cable) with any savings from economies of scale or cost reductions to benefit the Contractor. Maximum number of Pre-production Product at this price will be thirteen (13). If additional Pre-production Product are ordered pricing will be negotiated.




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                                                CONFIDENTIAL TREATMENT REQUESTED
B.       PRODUCTION PRICING

           (i) Initial production pricing will be fixed at XXXXX per unit of Product (excluding patient cable) turnkey, including all labeling, packaging and manuals, and is based on a minimum order quantity of fifty (50) units of Product per Purchase Order. Pricing is based upon unit of Product configurations A1433 & A1434 as defined in Buyer's statement of work dated 4/18/96 and including any reasonable changes required due to qualification testing results or FDA requirements. This price will be fixed for units of Product ordered and scheduled for delivery by December 31, 1996. A sample pricing model to serve as basis for
                    negotiation is annexed as Attachment 6.   After
                    January 1, 1997 pricing will be reviewed and negotiated on an annual basis. Reductions in cost achieved between pricing dates are to be to the Contractor's benefit. The Buyer is not responsible for NRE charges unless previously approved by the Buyer. Sustaining engineering efforts during production are covered through normal overhead and burden rates.

           (ii) Prices include all charges such as packaging, packing, and all taxes except sales, use, and other such taxes imposed upon the sale or transfer of Product. Buyer shall have no liability for such taxes if it has complied with statutory resale tax certificate requirements. If Buyer is liable to pay these taxes, they shall be specifically listed in Contractor's invoice.

VII.     DELIVERY, LEAD-TIME AND FLEXIBILITY

         A. Buyer's Purchase Orders shall state contractor's committed delivery date for Product. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT> The maximum agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date ("Lead-time") shall be XXXXX, which may be adjusted based upon written notification of current manufacturing lead times.

         B. All shipments shall be F.O.B. Origin, with title passing to buyer at time of invoicing. Buyer shall select the carrier and shall pay transportation charges. Invoicing will not occur until units have passed final acceptance testing, final quality inspection, and units are packaged and ready for shipment.

         C. Buyer may require that shipments of Product under this Agreement be shipped by contractor to various destinations. The Purchase Order issued by the Buyer will clearly specify the "SHIP TO" location for each Product.

         D. Buyer may, increase or decrease the quantity of units of Product covered by a Purchase Order ("PO") by mutual agreement, within the following parameters:

                          0 to 2 Months                     Firm POs, Schedule unchangeable

                          3 to 4 Months                     Firm POs.  May move up to 25% of scheduled deliveries on POs out 30 days without penalty, or in 30 days depending on
                                                            material availability and current capacity.

                          5 to 6 Months                     Firm POs.  May move up to 40% of scheduled deliveries on POs out 60 days without penalty, or in 45 days depending on
                                                            material availability and current capacity.

                          7 to 12 Months                    May move up to 50% of scheduled deliveries on POs out 60 days without penalty, or in 60 days depending on material
                                                            availability and current capacity.




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         E.      Delivery slides initiated by Buyer greater than 60 days will require an inventory deposit for one hundred percent (100%) of materials purchased, received and paid for by contractor.
                 Upon buyer's request, Contractor is to provide a listing of inventory paid for by contractor. Payment for actual material purchases paid for by Buyer will be discounted from cost of units of Product at time of invoicing.

         F.      EXCESS AND OBSOLETE MATERIALS

                 (i) Contractor and Buyer will work together to minimize the impact of excess material of obsolete materials related to the manufacture of Product. Changes to the design of the Product by the Buyer may create obsolete or excess inventory. Prior to implementing Buyer directed changes, Contractor will identify the potential impact to production and inventory, and will communicate the potential cost to the Buyer. Contractor will advise buyer of the best method to return materials on order or how to best implement changes based on dates which such changes become effective to reduce the impact on Buyer's cost. Buyer will be responsible for the cost of inventory that becomes excess or obsolete due to Buyer initiated changes. Any excess or obsolete inventories will be charged to the Buyer at Contractor's cost, but without profit. Disposition of excess or obsolete materials will be coordinated with the Buyer to minimize the impact of cost to the Buyer where possible.

                 (ii) Any excess or obsolete inventory generated by Contractor initiated changes will be the sole responsibility of the Contractor.

         G. Upon request from Buyer, Contractor will provide a quarterly listing by serial number of finished goods inventory on hand which has been invoiced to the Buyer.

VIII.    ACCEPTANCE

         A. Acceptance by Buyer of units of Product manufactured and supplied by Contractor shall be subject to inspection and test by Buyer. Buyer shall have the right to reject any units of product within 30 days after delivery upon written notice to Contractor stating in details the reasons for rejection if the units of Product fail to conform to the Certificate of Compliance accompanying the shipment. Upon receipt of the rejected unit by the Contractor and the previous stated notice, Contractor shall use its best efforts to replace all rejected units of Product and to redeliver such units within 30 days. Of the rejected units of product described above, all shipping costs regarding the replacement of defective units of Product and their redelivery shall be borne by Contractor.

         B. Buyer shall have the authority to perform reasonable random quality assurance, fixed assets and cGMP inspections of the relevant portions of SeaMED'S facility for manufacturing Products upon twenty-four (24) hours notice. SeaMED shall fully cooperate with Buyer's inspections. Buyer recognizes that, due to the nature of SeaMED's business, certain areas of SeaMED's premises may not be available to Buyer personnel. These certain areas will not include those important to the manufacture of the Products for Buyer.

                 Contractor agrees to advise Buyer promptly of any inspection specific to Buyer's product received from the FDA or other regulatory authority. Contractor will permit Buyer's representatives to attend such inspection if Buyer so requests, and to provide to buyer, as confidential information, a copy of any notice of observation that is provided to Contractor by the investing authority. The Buyer's access during the inspection as well as information provided in the notice of observation will be limited to those areas specific to Buyer's product.




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                                                CONFIDENTIAL TREATMENT REQUESTED
IX.      WARRANTY

         A.      LIMITED WARRANTY

                 (i) Contractor is a Washington corporation duly organized, validly existing and in good standing; it has full power, right and authority to enter into and perform its obligations under the Agreement, including the right to manufacture and sell Products to Buyer; this Agreement has been duly authorized by all necessary corporate actions and when duly executed by the appropriate corporate officers of Contractor will be a valid and binding agreement of Contractor enforceable in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditor's right generally. Products which are rejected for reasons which are directly related to design performed by a party other than the Contractor will be the responsibility of the Buyer. Should there be a dispute as to design responsibility, a mutually agreed third party will be used to arbitrate the dispute on this issue alone.

                 (ii) Contractor expressly represents and warrants for a period of XXXXX from the time of invoice or XXXXX from the time of delivery to the Buyer's customer, whichever comes first, that all Products upon delivery to Buyer are in good working order, are free from defects in materials and workmanship, and conform to the Buyer's functional and engineering specifications as validated by the qualification plan as jointly agreed to by Buyer and Contractor. The Products are sold and delivered free from any claim, security interest or other lien or encumbrance. All warranties contained in this Order shall survive inspection test, acceptance and payment and will inure to the benefit of Buyer's customers.

                 (iii) Contractor warrants it has the right to convey the Products and that the Products are free of all liens and encumbrances. These warranties shall survive any inspection, delivery, payment, and termination of this Agreement, and shall run to Buyer, its customers, successors, and assigns.

                 (iv) Contractors warrants that all Products shall be produced according to Buyer's functional and engineering specifications as validated by the qualification plan jointly agreed to by Buyer and Contractor, manufactured and assembled in compliance with all applicable federal and state laws and rules and regulations, which are material to maintain the Contractor's ability to deliver product in a cGMP and ISO environment.

                 (v) If any units of Product sold and delivered to Buyer breaches any of the foregoing warranties, Contractor shall either repair or replace or provide to Buyer full credit for the purchase price of any unit of Product which is defective. Contractor shall correct defects in Product at its facility. At Buyer's option, Contractor shall complete an assessment of the returned product, (typically within three (3) days of receipt), and repair or replace all defective Product, (typically within fourteen (14) days of receipt) unless otherwise specified. Turn around times will vary depending on the complexity of the defect. Inbound freight will be the responsibility of Buyer, except as noted in section 8 (A). Contractor agrees to pay return freight to the customer and method of shipment will be consistent with the method of inbound freight to the Contractor for units covered under warranty.

                 (vi) The aforementioned warranties do not extend to the system algorithm, the system patient cable, or the sensors. The design and responsibility for these three items rest solely with the Buyer.

         B.      NON-WARRANTY

                 Repair services outside the scope of the warranties described in this Section IX shall be provided by the




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                                                CONFIDENTIAL TREATMENT REQUESTED

                 Contractor and/or the Buyer pursuant to a Repair and Service Agreement to be negotiated in good faith by the parties and signed within a reasonable time following execution of this Agreement.

         C.      SUPPLY OF REPLACEMENT PARTS

                 (i) Contractor agrees to provide Buyer, upon request, buyer's requirements of replacement parts, schematics, plans and sources of supply or a designee of the buyer to: (a) provide non-warranty repair services to buyer's customers, should Contractor not provide such repairs, and (b) provide warranty repair services at authorized third party service centers world-wide selected by the Buyer with Contractor's consent, which shall not be unreasonably withheld. Buyer shall pay for such replacement parts consistent with Contractor's current spares pricing methodology, plus freight and shipping charges actually incurred by the Contractor. The cost of replacement parts required pursuant to (A) above, including freight and shipping charges, shall be at the Contractor's expense as part of it's warranty services. No third party repairs will occur without mutual consent of Contractor and Buyer.

                 (ii) Contractor warrants that for a period of time beginning on the date of delivery to Buyer or the Buyer's designee of any replacement parts provided pursuant to this Section A, Limited Warranty, and continuing thereafter for XXXXX following delivery of such replacement parts to the buyer's customer (but in no event to exceed XXXXX from the date of delivery of such replacement parts to the Buyer), each such part shall be in good working order, and conform to all applicable component of product specifications, and be delivered free from any claim, security interest or other lien or encumbrance and all applicable laws, ordinances, rules, regulations, orders and standards have been complied with. In the event any replacement part provided pursuant to this Section does not conform with the above, the Buyer or, at the Buyer's option, the Buyer's designee shall return such replacement part to the Contractor. The Contractor shall use its best effort to promptly repair or replace such replacement parts.
                          Replacement parts verified as defective will be repaired or replaced without charge. If such parts are returned within thirty days from time of shipment the freight cost of the original shipment will be refunded.

                 (iii) Contractor shall, on a best efforts basis, attempt to assure that any and all component materials and parts for the Products obtained from subcontractors and/or vendors shall be readily available and shall not become obsolete and shall remain in production by the vendor and/or subcontractor for a period of at least three years from FDA pre-market approval of the Product. Should Contractor become aware of any potential obsolescence of a component material or part which might impact Buyer's FDA pre-market or market approval of the Product, Contractor will immediately notify Buyer in writing of the situation to enable buyer to determine a proper course of action. Contractor shall monitor the production and availability of major component materials and parts of Products to assure that they continue in production or can be purchased for a period of at least three years following approval by the FDA for marketing of commercial units.

X.       CONFIDENTIAL INFORMATION

         A. During the term of this Agreement and for a period of five years thereafter, each party shall keep strictly confidential, and shall not use for any purpose other than the matter hereof, any and all information and materials received from the other party which the disclosing party designates in writing upon or within 30 days after disclosure as confidential ("Confidential Information and Materials"). Confidential Information and Materials qualifying as trade secrets and shall be maintained confidential for so long as information of materials remain trade secrets. There shall not be considered as Confidential Information and Materials any information or materials which:




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                 (i)      is or are already part of the public domain at the
                          time of disclosure under this Agreement or thereafter becomes or become part of the public domain otherwise than by breach of this confidential obligation;

                 (ii) the receiving party can show by competent proof had already come into its possession without violation of this Agreement at the time of disclosure under this Agreement; or

                 (iii) is communicated by a third party which did not receive the same directly or indirectly from either party, or from any other party under a binder of confidentiality.

         B. Each party may disclose Confidential Information or Materials with the prior written approval of the disclosing party, to third parties having a valid need to know and who enter into written confidentiality agreements with the disclosing party containing restrictions on further disclosure and use no less stringent that the provisions of this Article X, or as it deems necessary, This restriction of information does not apply to the normal disclosure of information that occurs:

                 (I)      during a FDA or ISO inspection / audit;

                 (ii)     in prosecuting or defending litigation;

                 (iii) as required for obtaining regulatory approvals for manufacture or sale of Products; or

                 (iv) in complying with applicable laws or regulations or fulfilling the disclosure requirements of any securities regulatory agency or securities exchange in the event of a securities offering by it; provided that it gives the disclosing party prior notice of such disclosure and takes reasonable actions to limit the disclosure.

         C. Upon expiration or termination of this Agreement, each party shall promptly deliver to the other party all records in its possession or control containing Confidential Information and Materials furnished to it by, or belonging to, the other party, other than an archival set which must be retained by the Contractor for compliance purposes and which will be maintained in accordance with the provisions of this Article.

XI.      OWNERSHIP

         A. Specifications - Contractor acknowledges that the specifications and all related writings, drawings, artwork, computer assisted designs, blueprints, manuals, notes, notebooks, reports, memorandums and similar works and materials are and shall be the exclusive property of Buyer, and Buyer retains all right, title and interest, including copyright, relating to such material. Contractor agrees to maintain a full controlled set of Device Master Records for any Products built for the Buyer. Upon termination of this Agreement, Contractor agrees to return to Buyer all copies of the specifications and related materials within twenty (20) business days of such termination; this material shall be complete in every respect, as to permit an experienced manufacturer to manufacture, assemble, maintain and service the Product described in this Agreement. If termination occurs prior to building the Product, Contractor will provide a data package containing all information updated as of the date of termination. The material shall include a full drawing package in reproducible form and any revisions or updates, including but not limited to; electronic files, AutoCAD files, fabrication drawings, approved supplier list, test specifications, tooling specifications and drawings, manufacturing assembly instructions, routings, quality assurance protocols, test equipment, specs and drawings and engineering change notice history, device master files, and device history records. Transfer of information will be Product specific not including Contractor's proprietary policies and procedures.

         B. Buyer's Equipment - Contractor shall install, maintain and account for Buyer's Equipment at Contractor's facility or Contractor's subcontractor's facility in accordance with cGMP. Contractor hereby acknowledges that the Buyer's Equipment is the sole and exclusive property of Buyer. Buyer shall provide identification and




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                 ownership tags (also called asset tags) for the Buyer's
                 Equipment, and Contractor shall ensure that such tags are properly placed and maintained on all Buyer's Equipment. Contractor here by covenants that, during the term of this Agreement.

                 (i) Contractor and any subcontractor of Contractor using Buyer's Equipment shall utilize Buyer's Equipment solely for manufacturing Buyer's requirements of the Product as provided hereunder,

                 (ii) Contractor shall not encumber any of the Buyer's Equipment, nor shall Contractor permit the Buyer's Equipment to become encumbered as a result of any act or omission of Contractor or a subcontractor of Contractor.

         C. Within Twenty (20) business days following termination or expiration of this Agreement, Contractor agrees to properly pack and return to Buyer, or cause to be properly packed and returned to buyer, F.O.B. point of shipment, all Buyer's Equipment, the same to be shipped to such facility as Buyer directs at Buyer's expense.

         D. Improvements - Contractor hereby acknowledges that all improvements shall be the sole property of Buyer, and Contractor shall provide Buyer, at Buyer's request and at a reasonable charge, reasonable assistance in securing patents for such improvements. Contractor agrees to promptly disclose all improvements to Buyer and to execute, or have its employee's, agents, subcontractors or representatives execute documents reasonable requested by Buyer to evidence Buyer's ownership of such improvements and any intellectual property rights related thereto or to perfect Buyer's ownership rights of same.

XII.     INDEMNITY

         A. Buyer agrees to indemnify against and hold harmless Contractor, its affiliated entities, and their respective officers, directors, shareholders, employees and agents and their respective successors and assigns from and against any and all claims, losses, damages, liability, costs and expenses of any nature whatsoever, whether accrued, absolute, contingent or otherwise (including, without limitation, reasonable attorney's fees and legal costs and disbursements whether or not suit is brought) arising out of Buyer's negligence, reckless conduct, or willful misconduct: provided, that Buyer's liability hereunder shall be reduced proportionately by the percentage of fault, if any that may ultimately be assigned or imposed on Contractor by a court or arbitrator as a result of the Contractor's own negligence, reckless conduct or willful misconduct including but not limited to (i) any failure of a manufactured instrument to conform to Design Specifications or (ii) any failure of a manufactured instrument to conform to cGMP regulations. In the event any claim is asserted or any suit is filed against Contractor for which Buyer is or may be required to indemnify Contractor under this provision, Contractor shall give Buyer prompt written notice of same. Any failure to so notify the Buyer shall not relieve Buyer from any liability that it may have to Contractor except to the extent that such failure to notify shall be prejudicial to a proper defense against the claim or action or other satisfactory resolution. In the event of any such claim or suit against the Contractor, Contractor may at its option tender defense of the claim or suit to Buyer, in which case the Contractor shall cooperate with Buyer, at Buyer's request and expense, in the defense of such claim or suit and Buyer shall have the sole right to defend and/or settle such a claim or suit, including selecting counsel of its choice. Regardless of whether or not Contractor tenders defense of the claims or requirement of this paragraph that Buyer fully indemnify Contractor remains in full force and effect. To the extent that the settlement of a claim, the defense of which has been assumed by the Buyer, involves the payment of money only, the buyer shall have the right, in consultation with the Contractor, to settle those aspects dealing only with the payment of money, provided that the Buyer pays such money and such settlement includes a general release from the other parties to such proceeding in favor of the Contractor. Notwithstanding the foregoing, in connection with any such defense or settlement, the Buyer shall not enter into a consent decree involving injunctive or other nonmonetary relief without the Contractor's prior written consent, which consent shall not be unreasonably withheld. In the event the Contractor desires to settle any third party claim, the Contractor shall advise the Buyer in writing of the amount it proposes to pay in settlement thereof. If such proposed settlement is unsatisfactory to the Buyer, it shall have the right to continue to defend the claim or to assume control of the defense of such claim from the Contractor.

         B. Contractor agrees to indemnify against and hold harmless Buyer, its affiliated entities, and their respective officers, directors, shareholders, employees and agents and their respective successors and assigns from and against all claims, losses, damages, liability, costs and expenses of any nature whatsoever, whether accrued, absolute, contingent or otherwise (including, without limitation, reasonable attorney's fees and legal costs and disbursements whether or not suit is brought) arising out of Contractors' manufacture of the instrument / product, including but not limited to (i) any failure of the Contractor to manufacture the instrument / product in conformance with the Design Specifications, (ii) any failure by the Contractor to comply with FDA cGMP regulations, (iii) the negligent manufacture of the instrument / product by the Contractor, or (iv) breach by Contractor of any of its warranties or covenants contained in this Agreement, provided, that Contractor's liability hereunder shall be reduced proportionately by the percentage of fault, if any that may ultimately be assigned or imposed on Buyer by a court of law or arbitrator as a result of the Buyer's own negligence, reckless conduct or willful misconduct. In the event any claim is asserted or any suit is filed against Buyer for which Contractor is or may be required to indemnify Buyer under this provision, Buyer shall give Contractor prompt written notice of same. Any failure to so notify the Contractor shall not relieve Contractor from any liability that it may have to buyer except to the extent that such failure to notify shall be prejudicial to a proper defense against the claim or action or other satisfactory resolution. In the event of any such claim or suit against the Buyer, Buyer may at its option tender defense of the claim or suit to Contractor, in which case the Buyer shall cooperate with Contractor, at Contractor's request and expense, in the defense of such claim or suit and Contractor shall have the sole right to defend and/or settle such a claim or suit, including selecting counsel of its choice. Regardless of whether or not buyer tenders defense of the claim or suit to Contractor, and regardless of whether or not any such tender is accepted or rejected by contractor, the requirement of this paragraph that contractor fully indemnify Buyer remains in full force and effect. To the extent that the settlement of a claim, the defense of which has been assumed by the contractor, involves the payment of money only, the Contractor shall have the right, in consultation with the Buyer, to settle those aspects dealing only with the payment of money, provided that the Contractor pays such money and such settlement includes a general release from the other parties to such proceeding in favor of the Buyer. Notwithstanding the foregoing, in connection with any such defense or settlement, the Contractor shall not enter into a consent decree involving injunctive or other nonmonetary relief without the Buyer's prior written consent, which consent shall not be unreasonably withheld. In the event the Buyer desires to settle any third party claim, the Buyer shall advise the Contractor in writing of the amount it proposes to pay in settlement thereof. If such proposed settlement is unsatisfactory to the Contractor, it shall have the right to continue to defend the claim or to assume control of the defense of such claim from the Buyer.

XIII.    FORCE MAJEURE

         Neither party shall be considered to be in default in respect of any obligation hereunder, if failure of performance shall be due to Force Majeure. If either party is effected by a Force Majeure event, such party shall, within ten (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing party shall use reasonable efforts to remedy its inability to perform. Force Majeure shall mean, without limitation, explosion, flood, fire, war (whether declared or otherwise), accident, labor strike, or other labor disturbance, sabotage, acts of God, or acts of regulatory agencies, including withdrawal or suspension of licenses and consents, which are beyond the control of a party.

XIV.     REGULATORY MATTERS

         A. Complaints - Buyer and Contractor agree to exchange within five working days of receipt all written and oral complaints as defined by cGMP in 21 CFR 820.198 related to Products, with the exception that complaints related to death, injury or imminent health hazard will be exchanged with two calendar days of receipt. The Buyer is the listed manufacturer of the Product and will be responsible for the following MDR reporting requirements:

                 (i) Manufacturer will be required to submit MDR reports to FDA (1) within 30 days of becoming aware of information that reasonably suggests that a device may have caused or contributed to a death or serious injury; (2) within 30 days of becoming aware of information that reasonably suggests a device has malfunctioned and that that device or a similar device marketed by the manufacturer would be likely to cause a death or serious injury if the malfunction were to recur; or (3) within 5 days of (a) becoming aware that a reportable MDR event or events, from any information, including any trend analysis, necessitates remedial action to prevent an unreasonable risk of substantial harm to the public health, or (b) becoming aware of an MDR reportable event for which FDA has made a written request for the submission of a 5 day report.

                 (ii) Manufacturers also have responsibilities for submitting baseline reports to FDA regarding marketing information about devices that have been the subject of MDR's) in accordance with section
                          803.55 of the regulations.

                 Contractor will use its best effort to close complaints in a timely manner upon receipt and evaluation of the device at the Contractor's facility, and any other information pertinent to the investigation.

         B. Registration - Contractor hereby represents to Buyer that it is and will remain a FDA registered Manufacturer. Additionally, the Contractor represents that it is and will retain its ISO9001 certification and maintain a quality system in compliance with EN46001 for the duration this Agreement.

         C. Product Reports - Buyer shall provide Contractor with a copy of all medical device reports ("MDR") and user reports pertaining to the Product of which the Buyer is aware.

         D. FDA Inspection Reports - Contractor shall, within five working days of receipt, provide the Buyer with copies of any FDA Form 483 observations, follow-up warning letters or close-out reports for those portions of FDA cGMP compliance inspection reports relating specifically to the manufacture of the Product(s) for any facility where the Product(s) is manufactured.

         E. Contacts - Each party shall designate an individual within their organization to be the primary contact regarding regulatory issues. Such individual can be changed by giving written notice thereof to the other party.

         F. Contractor agrees to provide Buyer upon demand access to all of the following specific documentation and all copies thereof required for pre-market approval or other required submittal to the FDA or any other regulatory body: engineering drawings, engineering specifications, work orders, change orders, manufacturing procedures, inspection procedures, quality assurance procedures, labeling procedures, maintenance log and procedure for equipment used to manufacture Products, inspection reports, calibration procedures and specifications, Product release procedures, tooling drawings and specification, product specifications, significant documentation. The above documentation shall be prepared in a manner which is acceptable to Buyer, and will be in accordance with applicable FDA or other regulatory requirements of buyer and shall be labeled as such. Contractor acknowledges its understanding that these documents will be critical to Buyer's pre-market approval submissions and continuing FDA or other regulatory body requirements. Accordingly, Contractor agrees that it shall perform all of its obligations hereunder in a manner which shall in all cases meet all applicable FDA or other regulatory body requirements to support Buyer's pre-market approval process and continuing FDA or other regulatory body compliance.

         G. If there is a FDA or regulatory agency action against the Contractor that would preclude the Contractor from meeting its obligations under this agreement, Buyer may, at its sole discretion, require renegotiation of certain terms of this Agreement based on the adverse effects of changed market circumstances as a result of such

                 FDA or other regulatory agency action or voluntary recall.

         H. In the event that Contractor moves or changes the site for the manufacturing of Product, any costs involved with a site change shall be borne by the Contractor. Any costs associated with PMA supplemental filings as the result of a site change shall be borne by the Buyer.

XV.      NOTICES

         A. Any notice given under this Agreement shall be written. Written notice shall be sent by registered mail or by certified mail, postage prepaid, return receipt requested, by facsimile or be personally served. Any facsimile notice must be followed within three (3) days by actual written notice as set forth above. Any notice personally served or marked as set forth above shall be deemed to have been given on the date of personal delivery or the date such notice was deposited in the US Mail as set forth above. All notices shall be addressed as followed:


                                           If to Contractor:                           If to Buyer:
                                           Manager, Customer Support & Contracts       Vice President of Manufacturing
                                           SeaMED Corporation                          Biofield Corp.
                                           14500 NE 87th Street                        1225 Northmeadow Parkway, Suite 120
                                           Redmond, WA 98052                           Roswell, Georgia 30076

                                           with copies to:                             with copies to: CEO
                                           Vice President, Operations
                                           Vice President, Regulatory Affairs and      Executive Vice
                                           President Quality Assurance                 Biofield Corp.
                                           SeaMED Corporation                          1225 Northmeadow Parkway, Suite 120
                                           14500 NE 87th Street                        Roswell, Georgia 30076
                                           Redmond, WA 98052

                 Either party may change its address for the purpose of this section by giving the other party notice thereof in accordance with this section.

XVI.     TERMINATION

         A. Upon any material breach of the terms and provisions herein, this Agreement may be terminated by either party hereto if such breach is not corrected within sixty (60) calendar days after written notice to the defaulting party calling for remedy of such breach. If any provision of this Agreement gives any party the right to terminate this agreement, upon the occurrence or non-occurrence of certain stipulated events, such termination shall be effective upon written notice to the other party.

         B. Either party may immediately terminate this Agreement, if the other party shall have become insolvent or bankrupt, or any case or proceeding shall have been commenced by or against the other party in bankruptcy or seeking liquidation, dissolution or winding-up, and any such event shall have continued for 30 days without being dismissed, bonded or discharged.

         C. In the event that this agreement is terminated, the parties agree as follows:

                 (i) If Buyer or Contractor terminates this Agreement, either by notice or as a result of breach by the Buyer or Contractor, Buyer shall buy from Contractor, at cost, any and all transferable parts which are in inventory or are on order and non-cancelable by Contractor. Buyer shall reimburse contractor for all finished goods, work in process and raw materials inventory either on hand or on order and non-cancelable, purchased and/or manufactured as a result of Buyer's purchase orders or approved production forecasts. Contractor shall complete any work in process if so requested by Buyer as if no termination notice was given. If the materials are not useable by the Buyer as a result of the Breach by the Contractor, the Buyer is not obligated to purchase the materials. In any event the Buyer will not be obligated to purchase materials for which the Buyer has not issued a firm Purchase Order.

                 (ii) If Buyer or Contractor terminates this agreement, and if Buyer requests Contractor's assistance in establishing an alternate source for the production of the product, Contractor shall provide to Buyer any design details, tooling and WIP relating to the product. Buyer shall be responsible for all costs associated with establishing an alternate source, including but not limited to copying records and transferring transferable parts to an alternate source. Buyer shall also reimburse Contractor for all outstanding costs incurred an all non-cancelable committed costs associated with the Limited Production Phase of this agreement. Contractor shall provide a complete listing of parts including traceability records.

XVII.    SURVIVAL

         The articles and provisions of this Agreement dealing with Delivery, Payment, Warranty, Confidential Information, Ownership, Indemnity, US Customs, Marking, Duty Drawback Requirements, and Compliance with Laws, shall survive termination or expiration of this Agreement for a period of 5 years.

XVIII.   GENERAL

         A. The terms of this Agreement may only be supplemented or modified by written amendment executed by all parties hereto. If either party fails to enforce any term of this Agreement, failure to enforce on that occasion shall not prevent enforcement on any other occasion.

         B. As used in this Agreement, except where otherwise noted, the term "days" shall mean business days.

         C. The parties hereto (including their respective agents and employees) are independent contractors and nothing contained in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture or any association or relationship between the parties other than buyer and seller. Without limiting the generality of the foregoing, Contractor is not authorized to represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefore.

         D. All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not affect the enforceability of any other provisions hereof. The Terms and Conditions of this Agreement shall be governed by the laws of the State of Georgia, including the Uniform Commercial Code as in effect, in Georgia on the date of this Agreement (the "Code"). Whenever a term defined by the Code is used in this Agreement, the definition contained in the Code shall apply here. Contractor agrees that any proceeding brought in connection with this Agreement shall be brought in any court of competent jurisdiction in Georgia.

         E. Neither party shall assign this Agreement or any of their respective duties and obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement may be assigned by Buyer to any company that is the successor to all or substantially all of the business and property of Buyer.

                                                CONFIDENTIAL TREATMENT REQUESTED


         F. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

         G. This Agreement together with the Attachments and any Purchase Orders contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof.

 XIX.    BUSINESS REVIEWS

         A. Buyer and Contractor shall, each at their own expense, meet periodically to review performance and business transacted, and to identify and resolve those issues which have arisen since the last business review meeting. These reviews should take place at least semi-annually.

         B. Buyer and Contractor shall furnish agenda items not later than one (1) week prior to scheduled business review meetings. Minutes shall document action items, open items, and committed dates which may be the result from such business review meetings, and shall be sent by the drafting party to the other party within ten (10) days after each meeting.

XX.      INSURANCE

         A. Contractor agrees to carry at all times, and with companies acceptable to Buyer, insurance of the kinds and in the amounts listed below and such insurance to cover Buyer as an additional insured and such policies to provide for 30 days' prior written notice to Buyer before any material change therein or cancellation. Contractor further agrees to furnish Buyer with a certificate of such insurance contemporaneously with the signing of this Agreement.

                 (i) Worker's Compensation statutory limits in each state in which Contractor is required to provide Worker's Compensation coverage.

                 (ii)     Employee's Liability not less than XXXXX per employee.

                 (iii) Comprehensive General Liability - including Contractual Liability, Independent Contractor's Liability, Products and/or Completed Operations Liability, and Personal Injury / Property Damage Coverage's in a combined single limit of not less than XXXXX.

                 (iv) Automobile Liability for owned, non-owned and hired vehicles in a combined single limit of not less than XXXXX.

                 (v) Umbrella Liability a combined single limit of not less than XXXXX.

         B. Buyer agrees to carry at all times, and with companies acceptable to contractor, insurance of the kinds and in the amounts listed below and such insurance to cover Contractor as an additional insured and such policies to provide for 30 days' prior written notice to Contractor before any material change therein or cancellation.

                 (i) Comprehensive General Liability - including Contractual Liability, Independent Contractor's Liability, Products and/or Completed Operations Liability, and Personal Injury / Property Damage Coverage's in a combined single limit of not less than XXXXX.

                 (ii) Umbrella Liability a combined single limit of not less than XXXXX.

XXI.     LIMITATION OF LIABILITY

         Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental, or consequential damages. The foregoing limitation shall not limit Contractor's liability for any costs, expenses, and damages arising out of or in connection with: claims brought by third parties; Contractor's unauthorized disclosure of Buyer's Confidential Information and Materials; or any indemnification (including Section X, Intellectual Property Indemnity) granted by Contractor in connection with this Agreement.

XXII.    NO IMPLIED LICENSE

         The parties understand that, except as may be otherwise expressly stated herein, neither the Terms or Conditions of this Agreement, nor the acts of either party arising out of this Agreement or related to Buyer's purchase, use, sale, or other distribution of Product may be considered in any way as a grant of any license whatsoever under any of Buyer's present or future patents, copyrights, trademarks, trade secrets, or other proprietary rights. Nor is any such license granted by implication, estoppel, or otherwise.

XXI.     APPROVALS

         IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.



                     SEAMED CORPORATION                           BIOFIELD CORP.
                          CONTRACTOR                                  BUYER

                            By:                                      By:
                        /s/ Don Rich                           /s/ Mario J. Martinez
            -------------------------------------       ---------------------------------------
                        (Signature)                                   (Signature)

                         Don Rich                                 Mario J. Martinez
            -------------------------------------       ---------------------------------------
                         (Printed)                                    (Printed)

                Vice President of Operations                 Vice President Manufacturing
            -------------------------------------       ---------------------------------------
                            (Title)                                  (Title)

                        November 4, 1996                           October 30, 1996
            -------------------------------------       ---------------------------------------
                             (Date)                                    (Date)